Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of TIAA-CREF Funds of our report dated February 27, 2026, relating to the financial statements and financial highlights of Nuveen Inflation Linked Bond Fund, Nuveen Real Estate Securities Select Fund, Nuveen Emerging Markets Debt Fund and Nuveen International Bond Fund, which appears in TIAA-CREF Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Experts”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 24, 2026